Exhibit 10.10

STONE ENERGY CORPORATION
REVISED ANNUAL INCENTIVE COMPENSATION PLAN

PURPOSE

The Board of Directors (the “Board”) of Stone Energy Corporation (the “Company”) has approved this Revised Annual Incentive Compensation Plan (the “Plan”). The purpose of this Plan is to attract, motivate and retain management and other designated employees by providing a financial incentive to employment with the Company. The Plan is intended to reward the participants for exemplary performance in line with increasing shareholder value.

The Plan is an annual plan that coincides with the calendar year. Awards made under the Plan are in addition to base salary and base salary adjustments to maintain market competitiveness.

The Plan is a nonqualified plan and is, therefore, not subject to various ERISA and Internal Revenue Service reporting required for certain qualified deferred compensation plans. The Plan is a discretionary plan and does not require annual distributions.

The Board reserves the right to amend, modify or revoke the Plan in its sole discretion, without prior notice to participants. No contractual right to any benefit described herein is created or is intended to be created by this document or any related action of the Board and none should be inferred from the descriptions of this Plan.

DEFINITIONS

“Award” means the amount received by a Participant due to results achieved under the Plan.

“Compensation Committee” means the Compensation Committee of the Board.

“Participant” means any individual employee of the Company chosen by the Compensation Committee to participate in the Plan for a given Plan Year.

“Salary” means the base salary of a Participant, excluding all other forms of compensation, such as benefits, insurance, retirement plan contributions, overtime, or other additional compensation received in a Plan Year.

“Plan Year” means the calendar year commencing on January 1 and ending on December 31 of each year beginning with calendar year 2003.

“Shareholder Return Percentage” means the increase or decrease in shareholder value (expressed as a percentage) measured by price per share at the end of a period compared to the price per share at the beginning of the period, adjusted for dividends received during the period and adjusted for stock transactions that in the judgment of the Compensation Committee should be reflected to avoid distorted results (e.g., stock splits, stock dividends, etc.)

“Superior Performance Percentage” means the excess, if any, of the Company’s positive shareholder return percentage for such year over the index group shareholder return percentage for such year.

“Annual Incentive Pool” means the total dollar amount available to be awarded to the Participants in the Plan for such Plan Year as determined in the sole discretion of the Compensation Committee using the criteria set forth in the Plan; however, in no case shall the Annual Incentive Pool exceed the aggregate base salaries of the employees of the Company in a particular Plan Year.

“Actual Awarded Amount” means the total dollar amount actually awarded to the Participants pursuant to the Plan for a particular Plan Year; the Actual Awarded Amount cannot exceed the Annual Incentive Pool for such Plan Year.

“Chairman” means the Chairman of the Board.

“CEO” means the Chief Executive Officer of the Company.

“CFO” means the Chief Financial Officer of the Company.

ADMINISTRATION

The Compensation Committee will be responsible for Plan administration. These responsibilities include, but are not limited to, the following:

  Designation of employees to be included in the Plan for each Plan Year;
  Reviewing and proposing changes in the composition of the index group; and
  Determining the Annual Incentive Pool for each Plan Year based on current economic and financial condition prevailing at the time and pursuant to the Plan.

All determinations under the Plan shall be vested in the sole and exclusive discretion of the Compensation Committee, and the determinations of the Compensation Committee as to such matters shall be final and conclusive on all persons interested in the Plan.

PARTICIPATION

On an annual basis, the Compensation Committee shall determine those employees of the Company who will participate in the Plan for a particular Plan Year. Participants who terminate due to death, disability or retirement on or after attaining age 65 may have their Award for the Plan Year determined on a pro-rata basis by the Compensation Committee after considering Management’s recommendations. All other participants who terminate (either voluntarily or involuntarily) during the applicable Plan Year shall not be entitled to an Award for that Plan Year. Participants who terminate after the end of the Plan Year but before Award payments are determined or paid may be entitled to an Award if the Compensation Committee, after considering Management’s recommendations, determines that they or any of them are entitled to an Award in its sole and absolute discretion.

INCENTIVE POOL

The Compensation Committee shall determine the Annual Incentive Pool for each Plan Year using those criteria that the Compensation Committee shall, its sole discretion, deem applicable from year to year.

INDEX GROUP

Each year the Compensation Committee shall review and modify, if necessary, companies to include in the group of companies used to calculate the index group shareholder return percentage to which the Company’s Shareholder Return Percentage will be compared. It is the intention of the Board that companies included in this group should be similar to the Company and compete with the Company for capital. Companies may be excluded at the discretion of the Compensation Committee based on unusual/nonrecurring events that occur during the Plan Year that could materially distort the index group shareholder return percentage (e.g., takeover, bankruptcy, etc.). The initial index group shall be the Company’s peer group as determined by the Board.

AWARDS

The Annual Incentive Pool shall be the maximum aggregate amount awarded to the employees of the Company in any Plan Year, not to exceed the aggregate base salaries of the employees of the Company in a particular Plan Year. The amount actually awarded in a Plan Year (the Actual Awarded Amount) can be less than the Annual Incentive Pool for that Plan Year. No incentive awards will be paid pursuant to this Plan if, in the sole discretion of the Compensation Committee, the financial health of the Company does not warrant such awards regardless whether the formulas used to determine performance are positive. Allocated amounts that are not awarded shall not be awarded at any other time under the Plan.

The Compensation Committee shall set and approve the individual awards under the Plan for the Chairman, the CEO and the CFO by separate resolution. The Compensation Committee may rely on the recommendations of the CEO and the CFO in setting and approving awards under the Plan for all other employees of the Company in any Plan Year. No employee of the Company is automatically entitled to any award under the Plan. The Compensation Committee, the CEO and the CFO may establish objective criteria for setting individual awards or may use their subjective judgment in setting awards in their sole discretion.

TIMING OF AWARD PAYMENTS

Awards will be paid as soon after December 31 of each Plan Year as possible but not later than March 31 of the succeeding year.

DURATION OF ANNUAL INCENTIVE PLAN

The Plan is an integral part of the Company’s compensation plan. However, the Board may choose to revise or eliminate the Plan at any time in its sole discretion.

CHANGE-IN-CONTROL

Should a change-in-control occur, the Award computations for the year in which the change-in-control occurs will be made based on the period ending on the date of the change-in-control, and the awards, if any, will be paid within ninety (90) days of the change-in-control.

For purposes of this Plan, “change-in-control” shall mean the occurrence of one or more of the following events:

(a)	the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survive only as a subsidiary of an entity other than a previous wholly-owned subsidiary);

(b)	the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary);

(c)	the Company is to be dissolved and/or liquidated;

(d)

any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, the power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power);

(e)	as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board; or

(f)	the Company is sold to another corporation, entity, individual or group.

MISCELLANEOUS PLAN PROVISIONS

A Participant’s right and interest in the Plan may not be assigned or transferred except in the event of the Participant’s death. Unless otherwise noted, the Participant’s beneficiary will be the same as the group life insurance designation.

The Company shall deduct all minimum required withholding for tax purposes from the Awards.

The administrative expense of the Plan will be borne by the Company.

Should a Participant terminate employment (either voluntarily or involuntarily) for causes other than death, disability or retirement on or after attaining age 65, any Award for that Plan Year that the Participant may have earned will be forfeited as a result of such termination.

Neither the establishment of the Plan nor the making of awards hereunder shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company, in shares of stock of the Company or otherwise.

An individual shall be considered to be in the employment of the Company as long as he or she remains the Chairman, an officer and/or an employee of either the Company or any subsidiary. Nothing in the adoption of the Plan nor the making of awards hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

All provisions of the Plan shall be construed in accordance with the laws of Delaware.

EFFECTIVE DATE

This revised Plan is effective as of January 1, 2003 and shall continue until terminated by the Board.